Exhibit 10.34(a)

LOAN AND SECURITY AGREEMENT

_________________

Dated as of May 29, 2003

_________________

AAMES CAPITAL CORPORATION

as Borrower

and

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

as Lender

i

6.03	Litigation	26
6.04	No Breach	26
6.05	Action	27
6.06	Approvals	27
6.07	Margin Regulations	27
6.08	Taxes	27
6.09	Investment Company Act	27
6.10	No Legal Bar	27
6.11	No Default	27
6.12	Collateral; Collateral Security	28
6.13	Chief Executive Office; Chief Operating Office	28
6.14	Location of Books and Records	28
6.15	True and Complete Disclosure	28
6.16	Tangible Net Worth; Liquidity	29
6.17	ERISA	29
6.18	Licenses	29
6.19	Representations as to each Pooling and Servicing Agreement; Defaults	29
6.20	Representations as to each Pooling and Servicing Agreement; Representations and Warranties	29
6.21	No Burdensome Restrictions	29
6.22	Subsidiaries	29
6.23	No Adverse Selection	30
6.24	Borrower Solvent; Fraudulent Conveyance	30

Section 7.	Covenants of the Borrower	30
7.01	Financial Statements	30
7.02	Litigation	32
7.03	Existence, Etc	32
7.04	Prohibition of Fundamental Changes	33
7.05	Borrowing Base Deficiency	33
7.06	Notices	33
7.07	Back-up Servicer	34
7.08	Transfer of Eligible Advance Receivables to Special Purpose Vehicle	34
7.09	Lines of Business	34
7.10	Transactions with Affiliates	34
7.11	Call Rights; Servicing	34
7.12	Limitation on Liens	34
7.13	Limitation on Sale of Assets	34
7.14	Limitation on Distributions	35
7.15	Maintenance of Liquidity	35
7.16	Maintenance of Tangible Net Worth	35
7.17	Committed Warehouse Facilities	35
7.18	Aames Mortgage Trust1998-C	35
7.19	Data Transmission	35
7.20	No Amendment or Waiver	36

7.21	Maintenance of Property; Insurance	36
7.22	Further Identification of Collateral	36
7.23	Eligible Assets Determined to be Defective	36
7.24	Interest Rate Protection Agreements	36
7.25	Covenants of the Borrower with respect to the Collateral	36
7.26	Certificate of a Responsible Officer of the Borrower	37
7.27	Deposit of Collections	37
7.28	Further Proceeds	37
7.29	Servicing Rights; Call Rights	37

Section 8.	Events of Default	38
8.01	Events of Default	38
8.02	Remedies Upon Default	40

Section 9.	No Duty on Lender's Part.	41

Section 10.	Miscellaneous	41
10.01	Waiver	41
10.02	Notices	41
10.03	Indemnification and Expenses	42
10.04	Amendments	42
10.05	Successors and Assigns	43
10.06	Survival	43
10.07	Captions	43
10.08	Counterparts	43
10.09	Loan Agreement Constitutes Security Agreement; Governing Law	43
10.10	SUBMISSION TO JURISDICTION; WAIVERS	43
10.11	WAIVER OF JURY TRIAL	44
10.12	Acknowledgments	44
10.13	Hypothecation or Pledge of Collateral	44
10.14	Assignments; Participations	45
10.15	Periodic Due Diligence Review	46
10.16	Set-Off	46
10.18	Intent	46
10.19	Entire Agreement	47

SCHEDULES

SCHEDULE 1 Representations and Warranties re: Mortgage Loans
SCHEDULE 2 Scheduled Amortization Balances
SCHEDULE 3 Filing Jurisdiction
SCHEDULE 4 Pledged Securities
SCHEDULE 5 Pooling and Servicing Agreements
SCHEDULE 6 Subsidiaries of the Guarantor
SCHEDULE 7 Residual Cash Flow Triggers

EXHIBITS

EXHIBIT A Form of Promissory Note
EXHIBIT B Form of Borrowing Base Certificate
EXHIBIT C Form of Opinion of Counsel to the Borrower
EXHIBIT D Form of Notice of Borrowing and Pledge
EXHIBIT E Form of Confidentiality Agreement
EXHIBIT F Form of Trustee Instruction Letter
EXHIBIT G Form of Power of Attorney

LOAN AND SECURITY AGREEMENT

        LOAN AND SECURITY AGREEMENT, dated as of May 29, 2003, between AAMES CAPITAL CORPORATION, a California corporation, as the Borrower (the “Borrower”) and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation (the “Lender”).

RECITALS

        The Borrower wishes to obtain financing on a non-revolving basis secured by certain Pledged Securities (as defined herein) and certain Eligible Servicing Advance Receivables (as defined herein).

        The Lender has agreed, subject to the terms and conditions of this Loan Agreement (as defined herein), to provide such financing to the Borrower.

        Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         Section 1.      Definitions and Accounting Matters.

        1.01      Certain Defined Terms .      As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

        “Advance” shall have the meaning provided in Section 2.01 hereof.

        “Affiliate”shall mean, with respect to any Person (other than the Limited Guarantor), any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, excluding any Person which would otherwise meet the definition of Affiliate with respect to the Guarantor unless such Person directly owns at least 70% of the capital stock of the Guarantor as of the Effective Date. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to directly or indirectly cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

        “Applicable Collateral Percentage”shall mean, (a) with respect to each Pledged Security, 53%, (b) with respect to each Eligible Servicing Advance Receivable pledged to the Lender on the Funding Date, 75%, and (c) with respect to each Eligible Servicing Advance Receivable pledged to the Lender after the Funding Date, 70%.

        “Applicable Margin” shall mean 2.75% per annum.

        “Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

        “Borrower” shall have the meaning provided in the heading hereof.

        “Borrowing Base” shall mean the aggregate Collateral Value of all Collateral that has been, and remains pledged to the Lender hereunder.

        “Borrowing Base Certificate” shall mean the certificate prepared by the Lender substantially in the form of Exhibit B, attached hereto.

        “Borrowing Base Deficiency” shall have the meaning provided in Section 2.06 hereof.

        “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banking and savings and loan institutions in the State of New York, Connecticut or California or the City of New York are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

        “Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        “Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

        “Collateral” shall have the meaning assigned to such term in Section 4.01(b) hereof.

        “Collateral Value” shall mean with respect to each Eligible Asset, the Applicable Collateral Percentage times the Market Value of such Eligible Asset; provided, that, the Collateral Value shall be deemed to be zero with respect to each Eligible Asset in respect of which there is a material breach of a representation and warranty set forth on Schedule 1 (assuming each representation and warranty is made as of the date Collateral Value is determined).

        “Collections” shall mean the collective reference to Tranche A Collections and Tranche B Collections.

        “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with either Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes either Borrower and which is treated as a single employer under Section 414 of the Code.

        “Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

        “Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

        “Dollars” and “$” shall mean lawful money of the United States of America.

        “Due Diligence Review” shall mean the performance by the Lender of any or all of the reviews permitted under Section 10.15 hereof with respect to any or all of the Eligible Assets or the Borrower or related parties, as desired by the Lender from time to time.

        “Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

        “Eligible Asset” shall mean either an Eligible Servicing Advance Receivable or a Pledged Security.

        “Eligible Servicing Advance Receivables” shall mean the Borrower’s right to recover monthly advances and servicing advances, or such comparable advances, in its capacity as servicer under the Pooling and Servicing Agreements listed on Schedule 5 attached hereto (other than the pooling and servicing agreements dated June 1, 1996 for the Aames Mortgage Trust 1996-B and September 1, 1996 for the Aames Mortgage Trust 1996-C and the monthly advances and servicing advances made pursuant to the pooling and servicing agreements dated December 1, 1996 for the Aames Mortgage Trust 1996-D and March 1, 1997 for the Aames Mortgage Trust 1997-1), from whichever source of cash as is set forth in the related Pooling and Servicing Agreement and the Borrower’s right to enforce payment of such obligation under the related Pooling and Servicing Agreement.

        “Eligible Servicing Advance Receivable File” shall mean with respect to each Eligible Servicing Advance Receivable, collectively, the following documents:

(i) a copy of the related Pooling and Servicing Agreements and each amendment and modification thereto;

(ii) copy of the electronic file setting forth the monthly servicer reports listing the current outstanding balance of the Eligible Servicing Advance Receivables pledged to the Lender;

(iii) a copy of the electronic file containing a schedule of Eligible Servicing Advance Receivables; and

(iv)      a copy of the electronic file marked to indicate the interest of the Lender, as evidenced by the Schedule of Eligible Servicing Advance Receivables listing the Eligible Servicing Advance Receivables pledged to the Lender, as may be updated, modified or amended from time to time.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

        “ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which either Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Borrower is a member.

        “Event of Default” shall have the meaning provided in Section 8 hereof.

        “Facility Fee” shall have the meaning assigned to such term in Section 3.04 hereof.

        “Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three primary dealers (other than an affiliate of the Lender).

        “Funding Date” shall mean the date on which the Advance is made hereunder.

        “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

        “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over either Borrower, any of its Subsidiaries or any of its properties.

        “Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay, by swap agreement or other credit derivatives, or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by the Lender. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

        "Guarantor" shall mean Aames Financial Corporation.

        “Guaranty” shall mean the guaranty, dated the Funding Date, executed by the Guarantor in favor of the Lender which evidences the guarantee by the Guarantor of the obligations of the Borrower under this Loan Agreement and the Note.

        “Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

        “Interest Period” shall mean, with respect to the Advance, (i) initially, the period commencing on the Funding Date and ending on the calendar day prior to the Payment Date of the next succeeding month, and (ii) thereafter, each period commencing on the Payment Date of a month and ending on the calendar day prior to the Payment Date of the next succeeding month. Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

        “Interest Rate Protection Agreement” shall mean with respect to any or all of the Eligible Assets and/or Advance, any interest rate swap, cap or collar agreement or any other applicable hedging arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies entered into by either Borrower and reasonably acceptable to the Lender.

        “Lender” shall have the meaning assigned thereto in the heading hereto.

        “LIBO Base Rate” shall mean with respect to each day the Advance is outstanding (or if such day is not a Business Day, the next succeeding Business Day), the rate per annum equal to the rate published by Bloomberg or, if such rate is not available, the rate appearing at page 3750 of the Telerate Screen as one-month LIBOR on such date, and if such rate shall not be so quoted, the rate per annum at which the Lender is offered Dollar deposits at or about 11:00 A.M., eastern time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Advance is then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Advance to be outstanding on such day.

        “LIBO Rate” shall mean with respect to each Interest Period pertaining to the Advance, a rate per annum determined by the Lender in its sole discretion in accordance with the following formula (rounded upwards to the nearest l/100th of one percent), which rate as determined by the Lender shall be conclusive absent manifest error by the Lender:

LIBO Base Rate

        1.00 - LIBO Reserve Requirements

        The LIBO Rate shall be calculated on the Funding Date and each Payment Date commencing with the Funding Date.

        “LIBO Reserve Requirements” shall mean for any Interest Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to the Lender in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Effective Date, the LIBO Reserve Requirements shall be deemed to be zero.

        “Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

        "Limited Guarantor" shall mean Capital Z Financial Services Fund II, L.P. and any permitted successors and assigns.

        “Limited Guaranty” shall mean that certain Limited Guaranty, dated the Funding Date, by the Limited Guarantor in favor of the Lender which evidences the supplemental guaranty by the Limited Guarantor of the obligations of the Borrower under this Loan Agreement and the Note to the extent described therein.

        “Loan Agreement” shall mean this Loan and Security Agreement, as may be amended, supplemented or otherwise modified from time to time as mutually agreed by the parties in writing.

        “Loan Documents” shall mean collectively, this Loan Agreement, the Guaranty, the Limited Guaranty, the Note and any other document executed in connection therewith.

        "Loan Party" shall mean collectively, the Borrower, Guarantor and Limited Guarantor.

        “Market Value” shall mean the value, determined by the Lender in its sole reasonable discretion, of the Eligible Assets if sold in their entirety to a single third-party purchaser. The Market Value of the Pledged Securities and Eligible Servicing Advance Receivables securing the Advance will be determined in good faith by the Lender in its sole but reasonable discretion, taking into account customary factors, including, but not limited to, current market conditions and the fact that the Pledged Securities and Eligible Servicing Advance Receivables may be sold in their entirety to a single purchaser under circumstances in which the Borrower, as originator and servicer of the loans underlying the Pledged Securities and Eligible Servicing Advance Receivables, is in default this Loan Agreement. Notwithstanding the foregoing, the Borrower acknowledges that the Lender’s determination of Market Value is for the limited purpose of determining the value of the Pledged Securities and Eligible Servicing Advance Receivables for advancing purposes without the ability to perform customary due diligence and is not necessarily equivalent to a determination of the fair market value of the Pledged Securities and Eligible Servicing Advance Receivables achieved by obtaining competitive bids in an orderly market in which the Borrower is not in default and the bidders have adequate opportunity to perform customary asset and servicing due diligence.

        “Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of the Borrower or the Guarantor, (b) the ability of the Borrower or the Guarantor or the Limited Guarantor to perform in all material respects its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability in all material respects of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents, (e) the Collateral.

        “Maximum Credit” shall mean shall mean SEVENTY FOUR MILLION ONE HUNDRED SIXTEEN THOUSAND DOLLARS ($74,116,000).

        “Minimum Monthly Amortization Amount” means with respect to the Tranche B Advance and any Payment Date, the amount corresponding to such Payment Date set forth under the heading “Minimum Amortization Schedule” on Schedule 2 attached hereto. If a Trigger Event has occurred and is continuing, the Minimum Monthly Amortization Amount with respect to the Tranche B Advance shall be 140% of the amount corresponding to such Payment Date set forth under the heading “Minimum Amortization Schedule” on Schedule 2 attached hereto.

        “Minimum Scheduled Amortization Shortfall Payment” shall mean with respect to any Payment Date the amount, if any, by which the outstanding principal balance of Tranche B Advance exceeds the Targeted Amortization Balance for such Payment Date.

        “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by either Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

        “Net Income” shall mean, for any period, the net income of the applicable Borrower for such period as determined in accordance with GAAP.

        “Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

        “Note” shall mean the promissory note provided for by Section 2.02(a) hereof for the Advance and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

        “Notice of Borrowing and Pledge” shall have the meaning assigned to such term in Section 2.03.

        “Payment Date” shall mean the 15th day of each month or, if such day is not a Business Day, the next Business Day, and with respect to Aames Mortgage Trust 1997-1, the date the funds are received by the Trustee.

        “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

        “Plan” shall mean an employee benefit or other plan established or maintained by either Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

        “Pledged Securities” shall mean those certain residual securities issued pursuant to a Pooling and Servicing Agreement and pledged or delivered to the Lender and identified on Schedule 4 hereto and such other residual securities acceptable to the Lender in its sole discretion which are delivered to the Lender pursuant to Section 2.06 hereof.

        “Pledged Security File” shall mean all documents related to a Pledged Security including without limitation all original certificates, and any other collateral pledged or otherwise relating to such Pledged Security.

        “Pledged Security Summary” shall mean a written summary for each Pledged Security to be delivered by the Borrower to the Lender pursuant to Section 2.03 hereof, which shall include the following information and documentation: (i) the name of the issuer, (ii) the original principal amount, (iii) the current principal amount, (iv) the applicable interest rate, (v) for each bond which is publicly offered, the CUSIP, (vi) the name and class of the bond, (vii) such other information as shall be mutually agreed upon by the Borrower and the Lender, and (viii) with respect to each certificated bond, a copy of the related certificate attached thereto.

        “Pooling and Servicing Agreement” shall mean any pooling and servicing agreement, trust agreement or other agreement listed on Schedule 5 pursuant to which the mortgage loans underlying any of the Pledged Securities are serviced and administered and the Pledged Securities are issued or the servicing advances which underlie the Eligible Servicing Advance Receivables were made and all Pooling and Servicing Supplements.

        “Pooling and Servicing Supplements” shall mean the supplements listed on Schedule 5 and any other supplements hereafter entered into pursuant to which the Lender or its Affiliates have agreed or will agree to act as supplemental servicer.

        “Post-Default Rate” shall mean, in respect of the principal of any Advance or any other amount under this Loan Agreement, the Note or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% per annum, plus (a) the interest rate otherwise applicable to the Advance or other amount, or (b) if no interest rate is otherwise applicable, the LIBO Rate plus the Applicable Margin.

        “Proceeds”: All “proceeds” as such term is defined in Section 9-306(1) of the Uniform Commercial Code in effect in the State of New York on the date hereof from the Collateral which, in any event, shall include, without limitation, all dividends or other income from the Collateral, collections thereon or distributions with respect thereto.

        “Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

        “Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

        “Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.

        “Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        “Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

        “Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

        “Secured Obligations” shall have the meaning assigned thereto in Section 4.01(c) hereof.

        “Securities Act” shall mean the Securities Act of 1933, as amended.

        “Servicing Records” shall mean all records of the Borrower with respect to the servicing of the mortgage loans which underlie the Pledged Securities and Eligible Servicing Advance Receivables.

        “Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

        “Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

        “System” shall mean all hardware or software, or any system consisting of one or more thereof, including, without limitation, any and all enhancements, upgrades, customizations, modifications, maintenance and the like utilized by any Person for the benefit of such Person to perform its obligations and to administer and track, store, process, provide, and where appropriate, insert, true and accurate dates and calculations for dates and spans with respect to the Mortgage Loans.

        “Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP; provided, that residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

        “Termination Date” shall mean December 15, 2004, or such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

        “Targeted Amortization Balance” shall mean, for any Payment Date, the amount set forth under the heading “Targeted Amortization Balance” on Schedule 2 attached hereto.

        “Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period (excluding any warehouse debt), less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP.

        “Tranche A Advance” shall mean the portion of the Advance secured by Eligible Servicing Advance Receivables.

        “Tranche A Collections” shall mean all cash collections and other cash proceeds of any Servicing Advance Receivables.

        “Tranche B Advance” shall mean the portion of the Advance which is secured by the Pledged Securities.

        “Tranche B Collections” shall mean all cash collections and other cash proceeds of the Pledged Securities.

        “Trigger Event” shall occur if, for any Payment Date beginning with the fourth Payment Date, the cumulative cash flow attributable to the Pledged Securities is less than the Residual Cash Flow Trigger Amount identified on Schedule 7 hereto.

        “Trust Agreement” shall mean any deposit trust agreement or indenture governing the administration and issuance of the Pledged Securities.

        “Trustee” shall mean any trustee under a Pooling and Servicing Agreement.

        “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

        1.02      Accounting Terms and Determinations . Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.

        Section 2.       Advance, Note and Prepayments.

        2.01      Advance .

        (a) Subject to fulfillment of the conditions precedent set forth in Section 5.01 hereof, and provided that no Default or Event of Default shall have occurred and be continuing hereunder, the Lender, on the terms and conditions of this Loan Agreement, agrees to make a one time loan (the “Advance”) to the Borrower in Dollars on the Funding Date, in an aggregate principal amount up to but not exceeding the lesser of (i) the Maximum Credit and (ii) the Borrowing Base.

        (b) The Tranche A Advance shall not exceed $30,400,000, and the Tranche B Advance shall not exceed $49,200,000.

        (c) The Borrower acknowledges and agrees that the Lender shall not make any Advance hereunder following the Funding Date and that the Borrower shall have no right to reborrow hereunder.

        2.02      Note .

        (a) The Advance made by the Lender shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A hereto (the “Note”), dated the Funding Date, payable to the Lender in a principal amount equal to the amount of the Advance made on the Funding Date and otherwise duly completed. The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

        (b) The date, amount and interest rate of the Advance made by the Lender to the Borrower, and each payment made on account of the principal and interest thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, noted by the Lender on the grid attached to the Note or any continuation thereof; provided, that the failure of the Lender to make any such recordation or notation shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Advance.

        2.03      Procedure for Borrowing. Borrowing Procedure for Requesting the Advance . The Borrower may request the Advance hereunder at any time prior to June 28, 2003 by delivering to the Lender, an irrevocable written notice of borrowing and pledge substantially in the form of Exhibit D (the “Notice of Borrowing and Pledge”), appropriately completed, which must be received no later than three (3) Business Days prior to the requested Funding Date. Such Notice of Borrowing and Pledge shall (i) contain the amount of the requested Advance, which shall in all events be at least equal to $1,000,000, to be made on the Funding Date (setting forth the amount of the Advance allocable to each Eligible Asset, as applicable, set forth on the attached Pledged Security Summary and/or Eligible Servicing Advance Receivable File, as applicable), and (ii) include a Pledged Security Summary and/or Eligible Servicing Advance Receivable File, as applicable, in respect of the Eligible Assets that the Borrower proposes to pledge to the Lender and to be included in the Borrowing Base in connection with such borrowing. The requested Funding Date shall not be later than July 31, 2003.

        2.04      Limitation on Types of Advance; Illegality . Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

        (a) the Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for the Advance as provided herein; or

        (b) it becomes unlawful for the Lender to honor its obligation to make or maintain the Advance hereunder using a LIBO Rate;

then the Lender shall give the Borrower prompt notice thereof. On or before the earlier of the next Payment Date or the third Business Day immediately following receipt of such notice from Lender, the Borrower shall, at its option, either prepay the outstanding portion of the Advance together with all accrued interest thereon or pay interest on the Advance at a rate per annum as determined by the Lender reasonably taking into account any increased cost to the Lender of making the Advance.

        2.05      Repayment of Advance; Interest .

        (a) The Borrower shall repay in full on the Termination Date the then aggregate outstanding principal amount of the Advance (as evidenced by the Note).

        (b) No later than the Business Day prior to each Payment Date, the Lender shall provide to the Borrower a report which shall state the interest amount due for the current Interest Period on the Advance.

        (c) The Borrower shall pay to the Lender interest on the unpaid principal amount of the Advance for the period from and including the date of the Advance to but excluding the date the Advance shall be paid in full, at a rate per annum equal to the LIBO Rate plus the Applicable Margin. The interest rate payable with respect to the Advance shall be reset on each Payment Date. Notwithstanding the foregoing, the Borrower shall pay to the Lender interest at the applicable Post-Default Rate on any principal of the Advance and on any other amount payable by the Borrower hereunder or under the Note, that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on the Advance as calculated in Section 2.05(b) above shall be payable monthly on each Payment Date and on the Termination Date, except that interest payable at the Post-Default Rate shall accrue daily and shall be payable promptly upon receipt of invoice. Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give written notice thereof to the Borrower.

        2.06      Mandatory Prepayments or Pledge . If at any time the aggregate outstanding principal amount of the Advance exceeds the Borrowing Base (a “Borrowing Base Deficiency”), as determined by the Lender and notified to the Borrower on any Business Day, the Borrower shall no later than one Business Day after receipt of such written notice, either prepay the Advance in part or in whole or pledge additional Eligible Assets (which Collateral shall be in all respects acceptable to the Lender) to the Lender, such that after giving effect to such prepayment or pledge the aggregate outstanding principal amount of the Advance does not exceed the Borrowing Base.

        2.07      Optional Prepayments . (a) The Advance is prepayable without premium or penalty, in whole or in part after providing not less than five (5) Business Days prior notice. The Advance is prepayable at any other time, in whole or in part, in accordance herewith and subject to clause (b) below. Any amounts prepaid shall be applied to repay the outstanding principal amount of the Advance (together with interest thereon) until paid in full. Amounts repaid may not be reborrowed in accordance with the terms of this Loan Agreement. If the Borrower intends to prepay the Advance in whole or in part from any source, the Borrower shall give five (5) Business Days’ prior written notice thereof to the Lender. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of at least $100,000.

        (b) If the Borrower makes a prepayment of the Advance other than as provided in Section 2.07(a) above or Section 3.03 below, the Borrower shall indemnify the Lender and hold the Lender harmless from any actual loss or expense which the Lender may sustain or incur arising from (a) the deployment of funds obtained by the Lender to maintain the Advance hereunder or (b) fees payable to terminate the deposits from which such funds were obtained, in either case, which actual loss or expense shall be equal to an amount equal to the excess, as reasonably determined by the Lender, of (i) its cost of obtaining funds for the Advance for the period from the date of such payment through the following Payment Date over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds not utilized by reason of such payment for such period. This Section 2.07(b) shall survive termination of this Loan Agreement and payment of the Note.

        2.08      Requirements of Law .

        (a) If any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

     (i) shall subject the Lender to any tax of any kind whatsoever with respect to this Loan Agreement, the Note or the Advance (excluding net income taxes) or change the basis of taxation of payments to the Lender in respect thereof;

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of the Advance or other extensions of credit by, or any other acquisition of funds by any office of the Lender which is not otherwise included in the determination of the LIBO Base Rate hereunder;

(iii) shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, continuing or maintaining the Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable thereafter incurred.

        (b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrower shall promptly pay to the Lender such additional amount or amounts as will thereafter compensate the Lender for such reduction or prepay the Advance in full.

        (c) If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.

        Section 3. Payments;       Computations; Taxes.

        3.01      Payments . Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Loan Agreement and the Note, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the following account maintained by the Lender at JPMorgan Chase Bank: Account Number 140095961, For the A/C of Greenwich Capital Financial Products, Inc., ABA# 021000021, Attn: Mike Harris, not later than 5:00 p.m., eastern time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) or such other account as a Responsible Officer of the Lender may direct through written notice to the Borrower. The Borrower acknowledges that it has no rights of withdrawal from the foregoing account. Any payment on account of principal hereunder may not be reborrowed.

        3.02      Computations . Interest on the Advance shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

        3.03      Application of Collections .

        (a) Each Trustee under any Pooling and Servicing Agreement shall be directed to remit any Tranche A Collections and any Tranche B Collections directly to the Lender. To the extent any such amounts are received by the Borrower any or its Affiliates, they shall be promptly remitted to the Lender. Any such collections shall be applied by the Lender in accordance with this Section 3.03(a) on each Payment Date, provided that no Event of Default shall have occurred and be continuing. In the event that an Event of Default shall have occurred and is continuing the Tranche A Collections and Tranche B Collections shall be retained by the Lender and shall be applied in reduction of any amounts then outstanding under this Loan Agreement and the Note.

        (b) The Tranche A Collections will be applied: (i) first, to pay any current and unpaid interest on the principal portion of the Tranche A Advance and (ii) second, to pay the principal portion of the Tranche A Advance; provided that, to the extent that the Eligible Servicing Advance Receivables exceed the lesser of: (A) 75% of the Market Value of the Eligible Servicing Advance Receivables pledged to the Lender on the Funding Date, as determined monthly by Lender, and 70% of the Market Value of the Eligible Servicing Advance Receivables pledged to the Lender after the Funding Date, as determined monthly by Lender; and (B) the prior month’s ending balance of the Tranche A Advance, any remaining Tranche A Collections shall be remitted to the Borrower within two (2) Business Days. Notwithstanding the foregoing, if a Trigger Event or Event of Default has occurred and is continuing, 100% of the Tranche A Collections shall be retained by the Lender and shall be applied in reduction of any amounts then outstanding under this Loan Agreement and the Note.

        (c)With respect to Tranche B Collections, on each Payment Date, until an Event of Default shall have occurred and be continuing, such collections shall be shared as follows: 80% of the monthly Tranche B Collections shall be paid to the Lender (the “Lender’s Percentage”), and will be applied: (i) first, to pay any current and unpaid interest on the Advance allocable to the Tranche B Advance; and (ii) second, to repay the principal portion of the Tranche B Advance (including any Borrowing Base Deficiency); and 20% of the monthly Tranche B Collections shall be paid to the Borrower (the “Borrower’s Percentage”). Notwithstanding the foregoing, on any Payment Date on which the Lender’s Percentage of the Tranche B Collections is insufficient to pay interest due on the Tranche B Advance (such amount an “Interest Shortfall”), or after payment of interest due on the Tranche B Advance, the Lender’s Percentage of the Tranche B Collections is less than the Minimum Monthly Amortization Amount (such difference a “Principal Shortfall”), the Borrower shall be required to fund such Interest Shortfall and/or such Principal Shortfall, first, from the Borrower’s Percentage and second, as a corporate obligation of the Borrower; provided that, if the balance of the Tranche B Advance (inclusive of reductions on such Payment Date) is less than the Targeted Amortization Balance, the Borrower shall not be required to fund such Principal Shortfall unless a Trigger Event or Event of Default has occurred and is continuing or a Borrowing Base Deficiency exists. If an Event of Default shall have occurred and is continuing all Tranche B Collections shall be retained by the Lender and shall be applied in reduction of any amounts then outstanding under this Loan Agreement and the Note.

        (d) To the extent not paid by Tranche B Collections pursuant to Section 3.03(c) above, on each Payment Date the Borrower shall make payments to the Lender as follows:

(i) FIRST, any costs and expenses due to the Lender from the Borrower under any of the Loan Documents attributable to the Tranche B Advance;

(ii) SECOND, in an amount equal to all accrued and unpaid interest on the Tranche B Advance through such Payment Date;

(iii) THIRD, any Borrowing Base Deficiency attributable to the Tranche B Advance to the extent not paid pursuant to Section 2.06; and

(iv) FOURTH, the Minimum Scheduled Amortization Shortfall Payment, if any, which shall be applied to the reduction of Tranche B Advance.

        3.04      Facility Fee. The Borrower agrees to pay to the Lender a commitment fee as set forth in a separate letter dated the date hereof between the Borrower and the Lender.

        Section      4. Collateral Security.

        4.01      Collateral; Security Interest . (a) Each of the Pledged Securities shall be delivered to the Lender not later than the Funding Date. Concurrently with the delivery to the Lender of each certificate representing one or more Pledged Securities, the Borrower shall deliver an undated bond power covering such certificate, duly executed in blank by the Borrower with signature guaranteed, along with any other documents necessary to re-register the Pledged Securities. The Borrower agrees and acknowledges that while any Obligations are outstanding the Lender may at its sole discretion re-register any such Pledged Securities delivered as Collateral hereunder into the Lender’s name.

        (b) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i) all of the Pledged Securities identified herein;

(ii) all of the Borrower's rights to reimbursement of Eligible Servicing Advance Receivables identified herein;

(iii) all other Property delivered by the Borrower to the Lender or the Custodian from time to time to be held as "collateral" hereunder;

(iv) all Interest Rate Protection Agreements relating to any or all of the foregoing;

(v) any Pooling and Servicing Agreements, purchase agreements or other similar agreements constituting any or all of the foregoing;

(vi) all purchase or take-out commitments relating to or constituting any or all of the foregoing;

(vii) all "securities accounts" (as defined in Section 8-501(a) of the Uniform Commercial Code) to which any or all of the Pledged Securities are or may be credited;

(viii) all "supporting obligations" within the meaning of the Uniform Commercial Code as in effect from time to time;

(ix) all "investment property", "accounts", "chattel paper" and "general intangibles" as defined in the Uniform Commercial Code relating to or constituting any or all of the foregoing; and

(x) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing.

        (c) The Borrower hereby assigns, pledges and grants a security interest to the Lender in all of its right, title and interest in, to and under all the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the repayment of principal of and interest on the Advance and all other amounts owing to the Lender hereunder and under the Note (collectively, the “Secured Obligations”). The Borrower agrees to mark its computer records and tapes to evidence the security interests granted to the Lender hereunder.

        (d) The Lender as “entitlement holder” (as defined in Section 8-102(a) of the Uniform Commercial Code) with respect to the Pledged Securities, shall be entitled to receive all cash dividends and distributions paid in respect thereof and shall apply same in accordance with Section 3.03 hereof. All Proceeds while held by the Lender (or by the Borrower in trust for the Lender) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 3.03 hereof. The Borrower and the Lender agree that the Borrower shall direct the Trustee to make all payments with respect to any Pledged Securities and Eligible Servicing Advance Receivables directly to the Lender. Unless a Default or an Event of Default shall have occurred and be continuing, the Borrower shall be entitled to exercise all voting and corporate rights with respect to the Pledged Securities, and the Lender shall exercise such rights on the Borrower’s behalf during the time in which the Lender is the registered holder of such Pledged Securities, provided, however, that no vote shall be cast or other action taken which, in the Lender’s judgment, would impair the Pledged Securities or which would be inconsistent with or result in any violation of any provision of this Loan Agreement.

        (e) The Lender or its designee shall have the rights of conversion, exchange, subscription and any other rights, privileges and options pertaining to the Pledged Securities with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as the Lender may determine.

        (f) Concurrently with the delivery to the Lender of each certificate representing one or more of the Pledged Securities and the pledge of the Eligible Servicing Advance Receivables, (A) the Borrower shall have (1) notified the Trustee in connection with the related securitization transaction of the pledge of the related Pledged Securities and/or the Eligible Servicing Advance Receivables hereunder, and (2) instructed the Trustee to pay all amounts payable to the holders of the Pledged Securities and/or the Eligible Servicing Advance Receivables to an account specified by the Lender, in the form of the instruction letter attached hereto as Exhibit F (the “Trustee Instruction Letter”) and (B) the Trustee shall have acknowledged in writing the instructions set forth in clause (A) above, and a copy of the fully executed Trustee Instruction Letter shall be delivered to the Lender.

        4.02      Further Documentation . At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. The Borrower also hereby authorizes the Lender to file any such financing or continuation statement without the signature of the Borrower. A carbon, photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

        4.03      Changes in Locations, Name, etc . The Borrower shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 6.13 hereof or (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral unless it shall have given the Lender at least 30 days prior written notice thereof and shall have delivered to the Lender all Uniform Commercial Code financing statements and amendments thereto as the Lender shall request and taken all other actions deemed reasonably necessary by the Lender to continue its perfected status in the Collateral with the same or better priority.

        4.04      Lender’s Appointment as Attorney-in-Fact . (a) The Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Loan Agreement, in the form of Exhibit G attached hereto, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, the Borrower hereby gives the Lender the power and right, on behalf of such Borrower, without assent by, but with notice to, such Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i)      in the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrower’s expense, at any time, or from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as the Borrower might do.

The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

        (b) The Borrower also authorizes the Lender, at any time and from time to time, to execute, in connection with the sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

        (c) The powers conferred on the Lender are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

        4.05      Performance by Lender of the Borrower’s Obligations . If the Borrower fails to perform or comply with any of its material agreements contained in the Loan Documents and the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Borrower to the Lender on demand and shall constitute Secured Obligations.

        4.06      Proceeds . All proceeds of Collateral received by the Borrower consisting of cash, checks and other near-cash items shall be held by the Borrower in trust for the Lender, segregated from other funds of the Borrower, and shall forthwith upon receipt by the Borrower be turned over to the Lender in the exact form received by the Borrower (duly endorsed by the Borrower to the Lender, if required) and any and all such proceeds received by the Lender will be applied by the Lender as provided in this Agreement. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be promptly paid over to the Borrower or to whomsoever may be contractually entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.

        4.07      Remedies . (a) If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall act in good faith to seek to obtain the best execution possible under prevailing market conditions. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. The Lender may, on one or more occasions, postpone or adjourn any such sale by public announcement at the time of such sale. The Lender shall give the Borrower prior or concurrent notice of any such postponement or adjournment. The Borrower further agrees, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at the Borrower’s premises or elsewhere. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands they may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.05(c) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements of any attorneys employed by the Lender to collect such deficiency.

        (b)      The Borrower recognizes that Lender may be unable to effect a public sale of any or all of the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Lender shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit any issuer of such Pledged Securities to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if any such issuer would agree to do so; provided, however, that Lender shall offer any Pledged Securities that it intends to sell in a private sale to any third party to the Limited Guarantor at a price and on such terms as the Lender is willing to accept from such third party. The Limited Guarantor shall have three (3) Business Days to agree to purchase such Pledged Securities at such price and on such terms as offered by the third party. In the event that the Limited Guarantor agrees to so purchase such Pledged Securities, the Limited Guarantor shall be required to effect such purchase within twelve (12) Business Days of its agreeing to purchase such Pledged Securities.

        4.08      Limitation on Duties Regarding Presentation of Collateral . The Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

        4.09      Powers Coupled with an Interest . All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

        4.10      Release of Security Interest . Except as may otherwise be provided by any other agreement executed by the Borrower and the Lender, upon termination of this Loan Agreement and repayment to the Lender of all Secured Obligations and the performance of all obligations under the Loan Documents the Lender shall release its security interest in any remaining Collateral; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for the Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.

        4.11      Optional Mortgage Loan Repurchases . The Lender agrees to cooperate with the Borrower with respect to the application of Tranche B Collections in the event that the Borrower purchases delinquent mortgage loans from the securitization trusts related to the Pledged Securities in order to increase cash flow attributable to the Pledged Securities (provided that, such optional loan repurchases shall not have a detrimental impact on the Collateral as determined by the Lender in its sole discretion).

        Section 5.       Conditions Precedent.

        5.01      The Advance . The obligation of the Lender to make the Advance hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of the Advance, of the following conditions precedent:

        (a)      Loan Agreement. The Lender shall have received this Loan Agreement, executed and delivered by a duly authorized officer of the Borrower.

        (b)      Loan Documents. The Lender shall have received the following documents, each of which shall be satisfactory to the Lender in form and substance:

(i) Note. The Note, duly completed and executed by the Borrower;

(ii) Guaranty. The Guaranty, duly executed and delivered by the Guarantor; and

(iii) Limited Guaranty. The Limited Guaranty duly executed and delivered by the Limited Guarantor.

        (c)      Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each Loan Party and of all corporate or other authority for such Loan Party with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Loan Party from time to time in connection herewith (and the Lender may conclusively rely on such certificate until it receives notice in writing from the applicable Loan Party to the contrary).

        (d)      Legal Opinion. A legal opinion of counsel to the Borrower, substantially in the form attached hereto as Exhibit C.

        (e)      Intentionally omitted.

        (f)      Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest.

        (g)      Financial Statements. The Lender shall have received the available quarterly financial statements referenced in Section 7.01(a) and shall have had an opportunity to review the Borrower’s May 31, 2003 balance sheet.

        (h)      Consents, Licenses, Approvals, etc. The Lender shall have received copies certified by the Borrower of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(i) Insurance. The Lender shall have received evidence in form and substance satisfactory to the Lender showing compliance by the Borrower as of the Funding Date with Section 7.21 hereof.

        (j)      Trustee Instruction Letter. The Lender shall have received a Trustee Instruction Letter in the form attached hereto as Exhibit F executed by the Borrower.

        (k)      Pledged Securities. The Pledged Securities shall have been delivered to Lender or its agent with all necessary documentation to cause such Pledged Securities to be registered in the name of the Lender.

        (l)      Notice of Borrowing and Pledge. The Lender shall have received a Notice of Borrowing and Pledge and all other documents required under Section 2.03.

        (m)      Intentionally omitted.

        (n)      Document Deliveries. The following documents shall have been delivered to the Lender with respect to the Pledged Securities and Eligible Servicing Advance Receivables: (i) the original documents described in Section 4.01(f) hereof, (ii) a copy of the executed Pooling and Servicing Agreement governing the Pledged Securities and Eligible Servicing Advance Receivables and/or any supplements thereto, each certified by the Borrower or the Trustee or master servicer under such Pooling and Servicing Agreement as a true, correct and complete copy of the original, (iii) copies of distribution statements delivered by the Trustee for two months prior to the month in which the Request for Borrowing is made, if any, certified by the applicable servicer or master servicer as true and correct; and (iv) copies of each Eligible Servicing Advance Receivables File and Pledged Security File.

        (o)      Other Documents. The Lender shall have received such other documents as the Lender or its counsel may reasonably request.

        Section 6.      Representations and Warranties. The Borrower represents and warrants to the Lender that throughout the term of this Loan Agreement:

        6.01      Existence . The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a material adverse effect on its property, business or financial condition, or prospects; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by the Borrower makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a material adverse effect on its property, business or financial condition, or prospects and (d) is in compliance in all material respect with all Requirements of Law.

        6.02      Financial Condition . The Guarantor has heretofore furnished to the Lender a copy of its Annual Report on Form 10-K which includes audited consolidated financial statements at and for the fiscal year ended June 30, 2002 with the opinion thereon of Ernst ; Young LLP. All such financial statements are materially complete and correct and fairly present the consolidated financial condition of the Guarantor and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. The Guarantor has heretofore furnished to the Lender a copy of its Quarterly Report on Form 10-Q which includes unaudited consolidated financial statements at and for the fiscal quarter ended March 31, 2003. All such financial statements are materially complete and correct and fairly present the consolidated financial condition of the Guarantor and its Subsidiaries and the consolidated results of their operations for the fiscal quarter ended on said date, all in accordance with GAAP applied on a consistent basis.

        6.03      Litigation . There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Borrower or any of its Subsidiaries or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a material adverse effect on the property, business or financial condition, or prospects of the Borrower (except as disclosed in the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003) or (ii) which questions the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby and there is a reasonable likelihood of a materially adverse effect or decision.

        6.04      No Breach . Neither (a) the execution and delivery of the Loan Documents or (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of the Borrower, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which the Borrower, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Loan Agreement) result in the creation or imposition of any Lien upon any property of the Borrower or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

        6.05      Action . The Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

        6.06      Approvals . No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Loan Agreement.

        6.07      Margin Regulations . Neither the making of any Advance hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

        6.08      Taxes . The Borrower and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

        6.09      Investment Company Act . Neither the Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

        6.10      No Legal Bar . The execution, delivery and performance of this Loan Agreement and the Note, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

        6.11      No Default . Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        6.12      Collateral; Collateral Security .

        (a)      Immediately prior to the pledge of any Eligible Asset by a Borrower hereunder, the Borrower was the sole owner of such Eligible Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of the Lender hereunder and no Person other than the Borrower has any Lien on any Eligible Asset.

        (b)      All of the Pledged Securities have been validly issued, and are fully paid and non-assessable, and the Pledged Securities have been offered, issued and sold in compliance with all applicable laws. There are no outstanding rights, options, warrants or agreements for the purchase from, or sale or issuance, in connection with the Pledged Securities; there are no agreements on the part of the Borrower to issue, sell or distribute the Pledged Securities; and the Borrower has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Pledged Securities. The Borrower has not executed any call rights with respect to the Pledged Securities.

        (c)      The provisions of this Loan Agreement are effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrower in, to and under the Collateral.

        (d)      Upon the filing of financing statements on Form UCC-1 naming the Lender as “Secured Party” and the Borrower as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 3 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrower in, to and under such Collateral, which can be perfected by filing under the Uniform Commercial Code.

        6.13      Chief Executive Office; Chief Operating Office . The Borrower’s chief executive office and chief operating office on the Effective Date is located, and for the four months immediately preceding the date hereof has been located, at 350 South Grand Avenue, Los Angeles, California 90071.

        6.14      Location of Books and Records . The location where the Borrower keeps its books and records including all computer tapes and records relating to the Collateral is its chief executive office or chief operating office.

        6.15      True and Complete Disclosure . The information, reports, financial statements, exhibits and schedules, other than interim financial statements, furnished in writing by or on behalf of the Borrower to the Lender in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. The March 31, 2003 Form 10-Q and financial statements contained therein do not, as of the date of their filing, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrower to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

        6.16      Tangible Net Worth; Liquidity . (a) The Borrower’s Tangible Net Worth is not less than $160,000,000, and (b) the Borrower has cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than $1,000,000.

        6.17      ERISA . Each Plan to which the Borrower or its Subsidiaries make direct contributions, and, to the knowledge of the Borrower, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which the Borrower would be under an obligation to furnish a report to the Lender under Section 7.01(d) hereof.

        6.18      Licenses . The Lender will not be required solely as a result of financing or taking a pledge of the Collateral to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is not currently so required or (ii) under any state consumer lending, fair debt collection or other applicable state statute or regulation.

        6.19      Representations as to each Pooling and Servicing Agreement; Defaults . Other than any servicer termination events, no event of default has occurred and is continuing under any Pooling and Servicing Agreement. There has been no notice from the Trustee of any intent to terminate the Borrower’s servicing rights. The Borrower shall take all actions necessary and within its power, and make all affirmations necessary, to effectuate the making of distributions under the Pooling and Servicing Agreements.

        6.20      Representations as to each Pooling and Servicing Agreement; Representations and Warranties .. All of the representations and warranties of the Borrower in any applicable Pooling and Servicing Agreement regarding the Borrower as seller and servicer under such Pooling and Servicing Agreements (but excluding the representations and warranties covering the mortgage loans) are true and correct in all material respects as of the date hereof as if made on such date and are incorporated herein by reference mutatis mutandis; or any such breach thereof does not have a Material Adverse Effect. No “Event of Default” has occurred and is continuing under any Pooling and Servicing Agreement.

        6.21      No Burdensome Restrictions . No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries has a Material Adverse Effect.

        6.22      Subsidiaries . All of the Subsidiaries of the Guarantor at the date hereof are listed on Schedule 6 to this Loan Agreement.

        6.23      Debt Restructuring. The Borrower shall not call any indebtedness other than the 5.5% Convertible Debentures due 2012 which may be called for a call amount not in excess of $400,000.

        6.24      Borrower Solvent; Fraudulent Conveyance . As of the date hereof and immediately after giving effect to the Advance, the fair value of the assets of the Borrower is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Borrower in accordance with GAAP) of the Borrower and the Borrower is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. The Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Borrower or any of its assets. The Borrower is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

        Section 7.       Covenants of the Borrower. The Borrower covenants and agrees with the Lender that, so long as any Advance is outstanding and until payment in full of all Secured Obligations:

        7.01      Financial Statements . The Borrower shall, and shall cause the Guarantor and, with respect to Sections 7.01(a)(ii), (b), (c) and (d) the Limited Guarantor to, deliver to the Lender:

        (a)(i)      within 30 days after the end of the first two months of any quarterly fiscal period, the consolidated balance sheets of such Loan Party as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows for such Loan Party and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the applicable Loan Party, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Loan Party and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

     (ii)      within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of such Loan Party, the consolidated balance sheets of such Loan Party as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for such Loan Party and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of such Loan Party, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Loan Party and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

        (b)      within 90 days after the end of each fiscal year of such Loan Party, the consolidated balance sheets of such Loan Party and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such Loan Party and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Loan Party and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

        (c)      from time to time such other information regarding the financial condition, operations, or business of such Loan Party as the Lender may reasonably request; and

        (d)      as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which the Borrower or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

     (i)      any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan;

     (iii)      the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

     (iv)      the complete or partial withdrawal from a Multiemployer Plan by such Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

     (v)      the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

     (vi)      the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

        The Borrower will furnish to, and shall cause the Guarantor to furnish to, the Lender, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of the Borrower to the effect that, to the best of such Responsible Officer’s knowledge, the Borrower during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Borrower has taken or proposes to take with respect thereto).

        7.02      Litigation . The Borrower will promptly, and in any event within 7 days after service process on any of the following, give to the Lender notice of all legal or arbitrable proceedings affecting the Borrower or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Loan Documents or as to which there is a reasonable likelihood of adverse determination which would result in a Material Adverse Effect.

        7.03      Existence, Etc . The Borrower and its Subsidiaries will:

        (a)      preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (other than Subsidiaries which are not material to the business of the Borrower);

        (b)      comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

        (c)      keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

        (d)      not move its chief executive office or chief operating office from the addresses referred to in Section 6.13 unless it shall have provided the Lender 30 days prior written notice of such change (other than Subsidiaries which are not material to the business of the Borrower);

        (e)      pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

        (f)      permit representatives of the Lender, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

        7.04      Prohibition of Fundamental Changes . The Borrower shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that the Borrower may merge or consolidate with (a) any wholly owned subsidiary of the Borrower, or (b) any other Person if the Borrower is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

        7.05      Borrowing Base Deficiency . If at any time there exists a Borrowing Base Deficiency the Borrower shall cure same in accordance with Section 2.06 hereof.

        7.06      Notices . The Borrower shall give notice to the Lender promptly:

        (a)      upon the Borrower becoming aware of, and in any event within one (1) Business Day after, the occurrence of any Default or Event of Default or any material event of default or default under any other material agreement of the Borrower which has not been waived or cured;

        (b)      upon, and in any event within three (3) Business Days after, service of process on the Borrower or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting the Borrower or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Loan Documents or (ii) in which the amount in controversy exceeds $1,000,000;

        (c)      upon the Borrower becoming aware of any default related to any Collateral which would reasonably be expected to have a Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

        (d)      upon the entry of a judgment or decree in an amount in excess of $1,000,000;

        (e)      upon the Borrower becoming aware of any event or circumstance which, with notice or the passage of time, could result in a Material Adverse Effect; or

        (f)      the occurrence of any event of default under any of the Pooling and Servicing Agreements.

Each notice pursuant to this Section 7.06 (other than 7.06(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action such Borrower has taken or proposes to take with respect thereto.

        7.07      Back-up Servicer . With respect to the Pledged Securities, not later than 120 days following the Funding Date, the Borrower will enter into a back-up servicing agreement in a form approved by Lender and Borrower, with a back-up servicer acceptable to the Lender and Borrower. The Borrower shall cooperate with such back-up servicer in the transfer of servicing if applicable.

        7.08      Transfer of Eligible Servicing Advance Receivables to Special Purpose Vehicle. In the event that a Trigger Event occurs, Borrower shall transfer, at Lender’s request, the Eligible Servicing Advance Receivables to a bankruptcy remote special purchase vehicle acceptable to the Lender and instruct the Trustee of the related securitization trusts to direct all cash flow from the Eligible Servicing Advance Receivables to the Lender.

        7.09      Lines of Business . The Borrower will not engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Effective Date.

        7.10      Transactions with Affiliates . The Borrower will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) pursuant to such Borrower’s executive loan program as approved from time to time by its Board of Directors or (ii)(a) otherwise permitted under this Loan Agreement, (b) in the ordinary course of such Borrower’s business and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.10 to any Affiliate.

        7.11      Call Rights; Servicing. The Borrower shall have the right to call the Pledged Securities at any time so long as the Borrower pays down the Advance related to such Pledged Securities by such amount as agreed upon by the Borrower and the Lender (which amount shall be equal to 53% of the Market Value of such Pledged Securities), and the Lender shall release such Pledged Securities as Collateral. The Borrower shall not other than as a result of a servicer termination event under the related Pooling and Servicing Agreement, resign as servicer or transfer, convey, pledge, assign, mortgage or otherwise permit a Lien to exist on any servicing rights under any of the Pooling and Servicing Agreements relating to the Pledged Securities, without the consent of the Lender. Following the call of any such Pledged Security and repayment of the Advance related thereto, such Pledged Security shall be released from the terms of this Agreement (including the Residual Cash Flow Trigger Amount for such Pledged Security on Schedule 7 hereto) and the Lender shall have no further rights with respect to such Pledged Security.

        7.12      Limitation on Liens . The Borrower will not, nor will it permit or allow others to, create, incur or permit to exist any Lien, security interest or claim on or to any of the Collateral. The Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Loan Agreement, and the Borrower will defend the right, title and interest of the Lender in and to any of the Collateral against the claims and demands of all persons whomsoever.

        7.13      Limitation on Sale of Assets . The Borrower shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that the Borrower may after prior written notice to the Lender allow such action with respect to any Subsidiary which is not a material part of the Borrower’s overall business operations.

        7.14      Limitation on Distributions . Without the Lender’s consent, the Borrower shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower, provided, however, nothing herein shall restrict the ability of the Borrower to pay dividends to the Guarantor.

        7.15      Maintenance of Liquidity . The Borrower has cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than $1,000,000.

        7.16      Maintenance of Tangible Net Worth . The Tangible Net Worth of the Borrower shall be $160,000,000 at all times during the term of this Loan Agreement.

        7.17      Committed Warehouse Facilities . The Borrower at all times shall have available capacity under committed revolving facilities for whole mortgage loans, other than the Lender’s committed revolving facility, greater than or equal to $100,000,000, and (b) committed wet funding revolving facilities with an entity (other than the Lender) that provide funding in the aggregate of at least $35 million.

        7.18      Aames Mortgage Trust1998-C. The Borrower agrees to purchase 90+ day delinquent mortgage loans from Aames Mortgage Trust 1998-C in an amount sufficient to ensure that the Delinquency Percentage (as defined in the related Pooling and Servicing Agreement) does not exceed the applicable percentages cited in the Adjustable and Fixed Rate Targeted Overcollateralization Amount definitions in the related Pooling and Servicing Agreement.

        7.19      Data Transmission . With respect to each Eligible Asset, the Borrower shall promptly deliver to the Lender (i) any report received by the Borrower or any Affiliate of the Borrower or required to be delivered by the Borrower or any Affiliate of the Borrower to any Person pursuant to the Pooling and Servicing Agreements promptly following receipt thereof (in the case of received documents) or, otherwise, at the same time as required thereunder (ii) any notice of transfer of servicing received or given by the Borrower or an Affiliate of the Borrower; and (iii) any other such document or information as the Lender may reasonably request from time to time. Any report delivered pursuant to this Section 7.19 shall be accompanied by an officer’s certificate of a Responsible Officer of the party delivering such report. In addition, on a monthly basis, the Borrower shall deliver to the Lender (x) a remittance statement setting forth the following: (i) the aggregate losses allocated to the Pledged Securities for the preceding collection period; (ii) the aggregate of payments received on the Pledged Securities; (iii) the aggregate principal balance or notional principal balance, if applicable, of the Pledged Securities as of the close of business on the last day of the preceding collection period, after giving effect to payments allocated to principal on such day; and (iv) such other information as the Lender shall reasonably request and (y) a copy of any remittance statement received from the Trustee relating to the underlying Securitization Transaction.

        7.20      No Amendment or Waiver . The Borrower will not, nor will it permit or allow others to, amend, modify, terminate or waive any provision of any Pledged Securities to which such Borrower is a party in any manner which shall reasonably be expected to materially and adversely affect the value of such Pledged Securities as Collateral.

        7.21      Maintenance of Property; Insurance . The Borrower shall (a) keep all property useful and necessary in its business in good working order and condition; and maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as required by Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto,(as disclosed to the Lender in writing) and shall not reduce such coverage without the written consent of the Lender, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

        7.22      Further Identification of Collateral . The Borrower will furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may reasonably request, all in reasonable detail.

        7.23      Eligible Assets Determined to be Defective . Upon discovery by the Borrower or the Lender of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Eligible Asset, the party discovering such breach shall promptly give notice of such discovery to the other.

        7.24      Interest Rate Protection Agreements . Upon the Lender’s request, the Borrower shall deliver to the Lender any and all information relating to Interest Rate Protection Agreements.

        7.25      Covenants of the Borrower with respect to the Collateral . (a) The Borrower shall permit the Lender to inspect its books and records relating to any of the Collateral and other matters relating to the transactions contemplated hereby, upon reasonable prior notice and during normal business hours.

        (b)      At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any instrument (including any certificated security or promissory note) or chattel paper (in each case as defined in the Uniform Commercial Code), such instrument or chattel paper shall be immediately delivered to the Lender, duly endorsed in a manner satisfactory to the Lender, to be held as Collateral pursuant to this Loan Agreement. Prior to such delivery, the Borrower shall hold all such instruments or chattel paper in trust for Lender, and shall not commingle any of the foregoing with any assets of the Borrower.

        (c)      The Borrower shall pay, and save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Loan Agreement.

        7.26      [Intentionally omitted]

        7.27       Deposit of Collections . The Borrower shall deposit all Collections received on account of the Collateral into one or more segregated accounts holding exclusively proceeds received with respect to the Collateral for the sole benefit of the Lender. The Borrower shall remit all Collections received by the Borrower to the Lender no later than the next Payment Date, accompanied by a report with sufficient detail to enable the Lender to appropriately identify the Collateral to which any amount remitted applies. The Lender shall apply all amounts so remitted in accordance with the provisions set forth in Section 3.03 hereof.

        7.28      Further Proceeds . If the Borrower shall become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for the Collateral, or otherwise in respect thereof, the Borrower shall accept the same as the Lender’s agent, hold the same in trust for the Lender and deliver the same forthwith to the Lender in the exact form received, duly endorsed by the Borrower to the Lender, if required, together with an undated bond power covering such certificate duly executed in blank and with, if the Lender so requests, signature guaranteed, to be held by the Lender hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Collateral shall be received by the Borrower, the Borrower shall, until such money or property is paid or delivered to the Lender as required hereunder, hold such money or property in trust for the Lender, segregated from other Advances of the Borrower, as additional collateral security for the Secured Obligations.

        Section 8.       Events of Default.

        8.01      Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

        (a)      the Borrower shall default in the payment of any principal of or interest on any Advance (whether at stated maturity, upon acceleration or at mandatory prepayment) or the Guarantor shall default in the payment of any amount required to be paid by it under the Guaranty; or

        (b)      any Loan Party shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Lender of such default, and such default shall have continued unremedied for three Business Days; or

        (c)      any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrower or the Guarantor or any certificate furnished to the Lender pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Collateral Value of the Collateral; unless the Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made); or

        (d)      the Borrower shall fail to comply with the requirements of any of Sections 7.03, 7.04, 7.05, 7.06, 7.09, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.22 or 7.25 hereof or the Guarantor shall fail to comply with the requirements of the Guaranty or the Limited Guarantor shall fail to comply with the requirements of the Limited Guaranty; or the Borrower shall otherwise fail to observe or perform any other agreement contained in this Loan Agreement or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

        (e)      a final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate (to the extent that it is, in the reasonable determination of the Lender, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against the Borrower or any of its Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Borrower or any such Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

        (f)      any Loan Party or any of its Affiliates shall admit in writing its inability to pay its debts as such debts become due; or

        (g)      any Loan Party or any of its Affiliates shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

        (h)      a proceeding or case shall be commenced, without the application or consent of any Loan Party or any of its Affiliates, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Loan Party or any such Affiliate or of all or any substantial part of its property, or (iii) similar relief in respect of such Loan Party or any such Affiliate under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against such Loan Party or any such Affiliate shall be entered in an involuntary case under the Bankruptcy Code; or

     (i)      any Loan Document shall for whatever reason (including an event of default thereunder) be terminated or the lien on the Collateral created by this Loan Agreement or the Borrower’s material obligations hereunder shall cease to be in full force and effect, or the enforceability thereof shall be contested by the Borrower or any other party; or

        (j)      any material adverse change in the Properties, business or financial condition, or prospects of any Loan Party or any of its Affiliates, in each case as determined by the Lender in its sole discretion, or the existence of any other condition which, in the Lender’s sole discretion, constitutes a material impairment of the Borrower’s ability to perform its obligations under this Loan Agreement, the Note or any other Loan Document or the ability of any Affiliate of the Borrower to perform its obligations under any agreement between such Affiliate and the Lender or an Affiliate of the Lender; or

        (k)      (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) either the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

        (l)      the Guarantor shall own less than 100% of the outstanding capital stock of the Borrower;

        (m)      the Borrower shall grant, or suffer to exist, any Lien on any Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of the Lender or shall be Liens in favor of any Person other than the Lender; or

        (n)      the Borrower or any of its subsidiaries or Affiliates shall default under, or fail to perform as required under, or shall otherwise materially breach the terms of any instrument, agreement or contract between the Borrower or such other entity, on the one hand, and the Lender or any of the Lender’s Affiliates, on the other; or

        (o)      any Loan Party or its Affiliates shall default under or fail to perform as requested under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds or any other material agreement entered into by such Loan Party or its Affiliate and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder; or

        (p)      the Lender shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of any Loan Party and such information and/or responses shall not have been provided within three Business Days of such request; or

        (q)      The discovery by the Lender after the date hereof of a condition or event which existed at or prior to the execution hereof which has not been previously publicly disclosed by the Borrower or the Guarantor or of which the Lender did not have actual knowledge on the date hereof and which the Lender, in its sole reasonable discretion, determines materially and adversely affects: (i) the condition (financial or otherwise) of the Borrower, its Subsidiaries or Affiliates; or (ii) the ability of the Borrower to fulfill its respective obligations under this Agreement.

        8.02      Remedies Upon Default . (a) If an Event of Default shall have occurred and be continuing, at any time at the Lender’s election, the Lender may apply all or any part of the Proceeds of the Collateral, in the payment of the Secured Obligations in the following order of priority:

     (i)      FIRST, to the payment of all reasonable costs and expenses incurred by the Lender in connection with this Loan Agreement, the Note, any other Loan Document or any of the Secured Obligations, including, without limitation, all court costs and the reasonable costs or expenses incurred in connection with the exercise by the Lender of any right or remedy under this Loan Agreement, the Note or any other Loan Document;

(ii) SECOND, to the satisfaction of all other Secured Obligations; and

(iii) THIRD, any excess to the Borrower or any other Person as directed by the Borrower in writing.

        (b)      Upon the occurrence of one or more Events of Default (subject to the expiration of the applicable cure period contained therein) other than those referred to in Sections 8.01(g) or (h), the Lender may immediately declare the principal amount of the Advance then outstanding under the Note to be immediately due and payable, together with all interest thereon and reasonable fees and out-of-pocket expenses accruing under this Loan Agreement; provided that upon the occurrence of an Event of Default referred to in Sections 8.01(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and may thereupon exercise any remedies available to it at law and pursuant to the Loan Documents. An Event of Default shall be deemed to be continuing unless expressly waived by the Lender in writing.

        (c)      Upon the occurrence of one or more Events of Default, the Lender shall have the right to obtain physical possession of the Servicing Records and all other files of the Borrower relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of the Borrower or any third party acting for the Borrower and the Borrower shall deliver to the Lender such assignments as the Lender shall request. The Lender shall be entitled to specific performance of all agreements of the Borrower contained in this Loan Agreement.

        Section 9.      No Duty on Lender’s Part. The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

        Section 10.      Miscellaneous.

        10.01      Waiver . No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

        10.02      Notices . Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

        10.03      Indemnification and Expenses .

        (a)      The Borrower agrees to hold the Lender harmless from and indemnify the Lender against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by, or asserted against the Lender, relating to or arising out of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Lender’s negligence or willful misconduct. In any suit, proceeding or action brought by the Lender in connection with any Eligible Asset for any sum owing thereunder, or to enforce any provisions of any Eligible Asset, the Borrower will save, indemnify and hold the Lender harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower. The Borrower also agrees to reimburse the Lender as and when billed by the Lender for all the Lender’s reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of the Lender’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Borrower hereby acknowledges that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of the Borrower under the Note is a recourse obligation of the Borrower.

        (b)      The Borrower agrees to pay as and when billed by the Lender all of the out-of pocket costs and expenses incurred by the Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith. The Borrower agrees to pay as and when billed by the Lender all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to the Lender and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Lender with respect to initial due diligence review of the Collateral under this Loan Agreement in connection with the Advance hereunder.

        10.04      Amendments . Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Lender and any provision of this Loan Agreement may be waived by the Lender.

        10.05      Successors and Assigns . This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        10.06      Survival . The obligations of the Borrower under Section 10.03 hereof shall survive the repayment of the Advance and the termination of this Loan Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making the Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Advance was made.

        10.07      Captions . The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

        10.08      Counterparts . This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

        10.09      Loan Agreement Constitutes Security Agreement; Governing Law . This Loan Agreement shall be governed by New York law without reference to choice of law doctrine (but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Loan Agreement), and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

        10.10      SUBMISSION TO JURISDICTION; WAIVERS. EACH LOAN PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY:

        (A)      SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

        (B)      CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

        (C)      AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND

        (D)      AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

        10.11      WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        10.12      Acknowledgments . The Borrower hereby acknowledges that:

        (a)      it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents to which it is a party;

        (b)      the Lender has no fiduciary relationship or duty to the Borrower or to the creditors of the Borrower, and the relationship between the Borrower and the Lender is solely that of debtor and creditor; and

        (c)      no joint venture exists among or between the Lender and the Borrower.

        10.13      Hypothecation or Pledge of Collateral . The Lender shall have free and unrestricted use of all Collateral and nothing in this Loan Agreement shall preclude the Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral. Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Collateral delivered to the Lender by the Borrower.

        10.14      Assignments; Participations .

        (a) The Borrower may assign any of its rights or obligations hereunder or under the      Note with the prior written consent of the Lender. The Lender may assign or transfer to any bank or other financial institution that makes or invests in loans or any Affiliate of the Lender all or any of its rights or obligations under this Loan Agreement and the other Loan Documents.

        (b)      The Lender may, in accordance with applicable law, at any time sell to one or more lenders or other entities (“Participants”) participating interests in the Advance, the Note, its commitment to make the Advance, or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Loan Agreement to the Borrower shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of the Note for all purposes under this Loan Agreement and the other Loan Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Loan Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Loan Agreement and the Note are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Loan Agreement and the Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Loan Agreement or the Note; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lender the proceeds thereof. The Lender also agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 10.03 with respect to its participation in the Advance outstanding from time to time; provided, that the Lender and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than the Lender would have been entitled to receive had no such transfer occurred.

        (c)      The Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) only after notifying the Borrower in writing and securing signed confidentiality agreements (a form of which is attached hereto as Exhibit E) and only for the sole purpose of evaluating participations and for no other purpose.

        (d)      The Borrower agrees to cooperate with the Lender in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Loan Agreement and the other Loan Documents in order to give effect to such assignment and/or participation. The Borrower further agrees to furnish to any Participant identified by the Lender to the Borrower copies of all reports and certificates to be delivered by the Borrower to the Lender hereunder, as and when delivered to the Lender.

        10.15       Periodic Due Diligence Review . The Borrower acknowledges that the Lender has the right to perform continuing due diligence reviews with respect to the Eligible Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to the Borrower, the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of any and all documents, records, agreements, instruments or information relating to such Eligible Assets in the possession, or under the control, of the Borrower. The Borrower also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Eligible Servicing Advance Receivable Files, the Pledge Security Files and the Collateral. Without limiting the generality of the foregoing, the Borrower acknowledges that the Lender shall make the Advance to the Borrower based solely upon the information provided by the Borrower to the Lender and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Eligible Assets securing the Advance. The Lender may perform due diligence on such Eligible Assets itself or engage a mutually agreed upon third party to perform such due diligence. The Borrower agrees to cooperate with the Lender and any such third party in connection with such due diligence, including, but not limited to, providing the Lender and any such third party with access to any and all documents, records, agreements, instruments or information relating to such Eligible Assets in the possession, or under the control, of the Borrower. In addition, the Lender has the right to perform continuing Due Diligence Reviews of the Borrower and its Affiliates, officers and employees. The Borrower and the Lender further agree that all out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s activities pursuant to this Section 10.15 shall be paid for as agreed by such parties.

        10.16      Set-Off . In addition to any rights and remedies of the Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower. The Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Lender or its Affiliates to the Borrower against all of the Borrower’s obligations to the Lender or its Affiliates, whether under this Loan Agreement or under any other agreement between the parties or between the Borrower and any affiliate of the Lender, or otherwise, whether or not such obligations are then due, without prejudice to the Lender’s or its Affiliate’s right to recover any deficiency. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

        10.18      Intent . The parties recognize that each Advance is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

        10.19      Entire Agreement . This Loan Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

AAMES CAPITAL CORPORATION

By:________________________________
Name:
Title:
Address for Notices:
350 South Grand Avenue
Los Angeles, California 90071
Attention: Chief Financial Officer
Telecopier No.: (323) 210-5551
Telephone No.: (323) 210-5276
With a copy to:
Attention: Chief Accounting Officer
Telecopier No.: (323) 210-5036
Telephone No.: (323) 210-4855
With a copy to:
Attention: General Counsel
Telecopier No.: (323) 210-5026
Telephone No.: (323) 210-4871

LENDER

GREENWICH CAPITAL FINANCIALPRODUCTS, INC.

By:________________________________
Name:
Title:
Address for Notices:
600 Steamboat Road
Greenwich, Connecticut 06830
Attention: James Raezer
Telecopier No.: (203) 618-2135
Telephone No.: (203) 625-6030
With a copy to:
Attention: General Counsel
Telecopier No.: (203) 618-2132
Telephone No.: (203) 625-2700